EXHIBIT 99.1

OCTOBER 21, 2004

CASS INFORMATION SYSTEMS, INC.
REPORTS 3RD QUARTER RESULTS

     ST. LOUIS - CASS INFORMATION SYSTEMS, INC. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reported third quarter 2004 earnings of 53 cents per fully diluted share, a 4% decrease from the 55 cents earnings per fully diluted share reported for the third quarter of 2003. Total net income for the quarter was $1,973,000, compared to $2,022,000 in 2003.

     Quarterly profits from the company's core information processing and banking businesses increased 22% or $423,000.

     A 7% increase in utility invoice processing volume and a 4% increase in freight volume led to a 5% ($346,000) rise in information processing fees. An expanding customer base and increased freight activity among existing clients led to the increase in payment processing volume and revenue.

     An $89,069,000 increase in average earning assets drove a 6% ($383,000) increase in net investment income. The large rise in earning assets was funded by additional bank deposits and processing payables. Total freight dollars processed increased 15% and utility dollars increased 12% over the third quarter of 2003. The jump in earning assets increased net interest income despite the current low level of interest rates.

     Additionally, company-wide operating expenses fell slightly due to the beneficial effect of cost-saving technology initiatives.

     These positive outcomes were offset by the operating results of GOVERNMENT E-MANAGEMENT SOLUTIONS, INC. (GEMS), the company's software subsidiary, which posted a $788,000 decline in revenue compared to the year-earlier period. A sluggish marketplace contributed to the poor results.

     The recent acquisition of PROFITLAB, INC. also had a negative effect on earnings due to the initial costs of integrating this operation. The planned benefits of this transaction will be realized as Cass incorporates PROFITLAB, Inc. and expands its presence in the telecom auditing and application services market.


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NINE-MONTH 2004 RESULTS

     For the nine-month period ended Sept. 30, 2004, Cass generated $1.48 fully diluted earnings per share, a 5% decrease from the $1.56 fully diluted earnings per share reported for the nine months ended Sept. 30, 2003. Net income thus far in 2004 is $5,520,000, compared to $5,779,000 in 2003.

     Total revenue was down 3% ($1,566,000) compared to the same period of 2003, primarily reflecting the decrease in GEMS' software revenue and to a lesser extent, a decrease in recognized investment gains.

     These decreases more than offset an 8% ($1,726,000) increase in year-to-date payment processing revenue and a 2% decline ($957,000) in overall operating expenses. Net profits for the first nine months of 2004 from the company's core information processing and banking businesses increased 23% ($1,317,000) over the same period in 2003.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended September 30, 2004 and 2003.


                                                                          NINE            NINE
                                         QUARTER         QUARTER          MONTHS          MONTHS
                                          ENDED           ENDED           ENDED           ENDED
                                         9/30/04         9/30/03         9/30/04         9/30/03

Transportation Invoice Volume                6,104           5,882          17,454          17,358

Transportation Dollar Volume            $2,535,799      $2,208,878      $7,173,613      $6,417,046

Utility Transaction Volume                   1,304           1,218           3,874           3,367

Utility Dollar Volume                   $  985,371      $  878,998      $2,815,462      $2,493,073

Payment and Processing Fees             $    7,654      $    7,308      $   22,873      $   21,147
Software Revenue                             1,433           2,221           3,746           5,871
Net Investment Income                        6,897           6,514          19,594          19,588
Gain on Sales of Debt Securities                --              92             441           1,454
Other                                          519             679           1,675           1,835
                                        ----------      ----------      ----------      ----------
Total Revenues                          $   16,503      $   16,814      $   48,329      $   49,895

Salaries and Benefits                   $    9,579      $    9,274      $   28,037      $   28,026
Occupancy                                      460             447           1,354           1,340
Equipment                                      877           1,068           2,888           3,350
Other                                        2,880           3,068           8,312           8,832
                                        ----------      ----------      ----------      ----------
Total Operating Expenses                $   13,796      $   13,857      $   40,591      $   41,548

Income before Income Taxes              $    2,707      $    2,957      $    7,738      $    8,347

Provision for Income Taxes              $      734      $      935      $    2,218      $    2,568

Net Income                              $    1,973      $    2,022      $    5,520      $    5,779

Average Earning Assets                  $  665,105      $  576,037      $  630,719      $  548,540

Net Interest Margin                           4.42%           4.61%           4.44%           4.96%

Allowance for Loan Losses to Loans            1.21%           1.20%           1.21%           1.20%

Non-performing Loans to Total Loans            .26%            .43%            .26%            .43%

Net Loan Charge-offs to Loans                   --              --              --              --

Provision for Loan Losses               $      150      $       --      $      500      $       90

Non-performing Loans                    $    1,289      $    1,943      $    1,289      $    1,943

Basic Earnings per Share                       .53      $      .56      $     1.50      $     1.58

Diluted Earnings per Share                     .53      $      .55      $     1.48      $     1.56


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


ABOUT CASS INFORMATION SYSTEMS

     Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $12 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, CASS COMMERCIAL BANK, founded in 1906, makes the company unique in the industry.

NOTE TO INVESTORS

     Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2003.



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